Ramco-Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT

Contact: PHONE: FAX:	Dennis Gershenson, President & CEO or Richard Smith, CFO (248) 350-9900 (248) 350-9925	FOR IMMEDIATE RELEASE

RACMOC-GERSHENSON ANNOUNCES
AMENDMENTS TO SECURED AND UNSECURED
REVOLVING CREDIT FACILITIES

FARMINGTON HILLS, Mich., – Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has amended its secured revolving credit facility with Fleet National Bank. Under the terms of the agreement, the Company increased its secured revolving credit facility from $125 million to $160 million with a built in accordion feature allowing up to a $40 million increase for a total of $200 million. Pricing on the amended secured revolver is LIBOR plus 1.15% to 1.55%, compared to the previous rate of LIBOR plus 1.50% to 2.00%. The amended facility expires on December 29, 2005. Ramco has the option to extend the maturity date for one year, subject to certain conditions. In addition to Fleet National Bank, the lenders under the secured facility are Deutsche Bank Trust Company Americas, JP Morgan Chase Bank, N.A., Standard Federal Bank N.A., Huntington National Bank, U.S. Bank National Association, PNC Bank National Association and KeyBank National Association.

The Company has also amended its $40 million unsecured revolving credit facility. The facility bears interest at LIBOR plus 1.85% to 2.25% compared to the previous rates of LIBOR plus 3.25% to 3.75%, in each case depending on the Company’s total leverage. The lenders under the unsecured credit facility are Fleet National Bank and KeyBank National Association.

“The increase to our secured revolving line of credit as well as the positive pricing change in both credit facilities provide us with even greater financial flexibility to execute our business plan”, said Dennis Gershenson, President and Chief Executive Officer. “We are pleased with the continued confidence our Bank Group has shown in us.”

Ramco-Gershenson Properties Trust has a portfolio of 74 shopping centers totaling approximately 15.2 million square feet of gross leasable area, consisting of 73 community centers and one enclosed regional mall. The Company’s centers are located in Michigan, Ohio, Indiana, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Farmington Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere, and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

For further information on Ramco-Gershenson Properties Trust visit the Company’s
Website at www.rgpt.com